SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549-1004

                       SCHEDULE 14c INFORMATION STATEMENT

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[x]  Preliminary information statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
[ ]  Definitive information statement

                               ALPHA HOLDING, INC.
             (Exact name of registrant as specified in its charter)

Payment of Filing Fee

[ ]  No fee required
[x]  Fee computed on table below per Exchange Act Rule 14c-5(g) and 0-11
[ ]  Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously

                            Calculation of Filing Fee
                            -------------------------

Number of Shares outstanding          Book Value Per Share         1/50th of 1%
----------------------------          --------------------         ------------
         3,460,490                          ($.01)                   $692.09


              NOTICE AND INFORMATION STATEMENT DATED MARCH 20, 2002

TO THE STOCKHOLDERS OF ALPHA HOLDING, INC.:

     In accordance with the provisions of Section 228 of the Delaware General Corporation Law ("DGCL"), notice is hereby given that four shareholders owning a total of 3,447,250 shares (approximately 90.7%) of the issued and outstanding common stock of Alpha Holding, Inc., a Delaware corporation ("Alpha"), having not less than the minimum number of votes that would be necessary to authorize or take such action, as described below have, by written consent without a meeting and without a vote, on January 10, 2002, (the "Written Consent"), in lieu of any meeting, agreed to the following shareholder actions:

     (1) Entering into a Stock Purchase Agreement with the holder of 100% of the issued and outstanding stock of Todtri Productions, Ltd, and issuing 17,914,286 shares of Alpha's common stock to the Todtri shareholders in exchange for 100% of the issued and outstanding shares of Todtri Productions, Ltd. (the "Todtri Shares");

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     (2)  The amendment of the Articles of Incorporation to change the name of the Corporation to TODTRI Book Publishers, Inc.;

     (3) The amendment of the Articles of Incorporation to increase the authorized common shares from 10,000,000 shares par value $.001 to 50,000,000 shares, par value $.001 and authorize a new class of shares, namely 10,000,000 shares of $.01 per share value Preferred Stock, with the issuance of any such Preferred Stock, in such series and with such rights, powers, and designations thereof, to be determined by the Board of Directors as and when any shares of Preferred Stock are issued;

     (4)  Election of Robert Tod and Yafit Tod as directors of Alpha;

     (5) That the officers and directors are authorized to submit this Information Statement pursuant to Schedule 14C under the Securities Exchange Act of 1934 to all Company shareholders which did not sign the Written Consent.

     The actions of (1) changing the name to TODTRI Book Publishers, Inc.; (2) increasing the authorized common stock to 50,000,000 shares and authorizing 10,000 shares of Preferred Stock, will become effective concurrent with the filing of the Certificate of Amendment with the Delaware Secretary of State, which filing will take place immediately prior to the closing..

     Only holders of record of the Alpha stock at the close of business on March 15, 2002, are entitled to receive notice of the informal action by the shareholders in accordance with Section 228 of the DGCL. This Information Statement is being sent on or about March 20, 2002 to such holders of record. No response is being requested from you and you are requested not to respond to this Information Statement. In accordance with Section 228 of the DGCL, this Notice and Information Statement is notice of the taking of the corporate actions, without a meeting by less than unanimous written consent to those shareholders who have not consented in writing.

     WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Company:
Alpha Holding, Inc.
c/o Steven L. Siskind
645 Fifth Avenue, Suite 403
New York, NY 10022
Tel. 212-750-2002


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                               ALPHA HOLDING, INC.

                     INFORMATION STATEMENT FOR SHAREHOLDERS

The Written Consent

Pursuant to Section 228 of the DGCL, shareholders owning a majority of the outstanding shares of common stock of Alpha have voted by Written Consent in favor of the following actions:

     (1) Entering into a Stock Purchase Agreement with the holder of 100% of the issued and outstanding stock of Todtri Productions, Ltd, and issuing 17,914,286 shares of Alpha's common stock to the Todtri shareholders in exchange for 100% of the issued and outstanding shares of Todtri Productions, Ltd. (the "Todtri Shares");

     (2) To amend the Certificate of Incorporation to change the name of the Corporation to Todtri Book Publishers, Inc.

     (3) To amend the Articles of Incorporation to increase the authorized common stock to 50,000,000 shares of common stock, par value $.001, and to authorize a new class of shares, namely 10,000,000 shares of $.01 per share value Preferred Stock, with the issuance of any such Preferred Stock, in such series and with such rights, powers, and designations thereof, to be determined by the Board of Directors as and when any shares of Preferred Stock are issued;

     (4)  To elect Robert Tod and Yafit Tod as Directors of Alpha;

     (5) That the officers and directors are authorized to submit this Information Statement pursuant to Schedule 14C under the Securities Exchange Act of 1934 to all Alpha shareholders who did not sign the Written Consent.

(1) Acquisition of TODTRI PRODUCTIONS, LTD.

     As of January 11, 2002, Alpha entered into a Stock Purchase Agreement (the "Agreement") to acquire (the "Acquisition") all of the issued and outstanding shares of Todtri Productions, Ltd., a New York corporation ("Todtri"), in exchange for a total of 17,914,286 shares of Alpha's Common Stock. The Acquisition is subject to the approval of the stockholders of Todtri and Alpha. As a result of the Acquisition, Todtri will become a wholly owned subsidiary of Alpha and the former shareholders of Todtri will own approximately 82.5% of Alpha's issued and outstanding common stock. The consummation of the Acquisition will vest control of Alpha with the former shareholders of Todtri.

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Description of Todtri

     Todtri was formed in New York in 1981 as a consulting company to a number of media related businesses. In 1989, Todtri started producing books for other publishing and distribution companies, such as Outlet Book Company, Smithmark, Courage Books, W.H. Smith, and Chapters. Todtri publishes predominantly hard cover, illustrated books covering a wide range of popular, non-fiction, subjects, often referred to collectively as "coffee-table books". Today, Todtri has a customer base of more than 3,000 customers in the United States and effective distribution of its products around the world. Its customers include Book Wholesalers, Retailers, Price Clubs, Mass-Market Merchandisers, and Publishers of Books. Todtri's business address is 254 West 31st Street, New York, NY 10001- 2813. Telephone: 212 695 6622.

     In order to better manage its business, Todtri decided to take control of the distribution of its product line in 1998 and entered into fulfillment agreements with two warehouse operations, one in New York, and the other in the United Kingdom. These warehouse operations maintain Todtri's inventory and fulfill orders by shipping books to Todtri's customers. The New York fulfillment company has been in the same location for more than 50 years and has a long term lease with its landlord for approximately 250,000 square feet of space of which approximately 50,000 square feet is used to service Todtri's needs. The UK fulfillment company has a long term lease with its landlord for approximately 100,000 square feet of space of which approximately 20,000 square feet is used to service the Todtri's needs.

     Todtri entered into representation agreements with commissioned sales representatives, experienced with selling the types of books the company publishes. In 1999, Todtri entered into a distribution agreement with a company in Australia handling sales, storage and fulfillment functions. The sales representatives are independent contractors and not employees of Todtri. The sales representatives earn commissions generally ranging from 2.5% to 12.5% of the net invoice value based on, among other things, the location of the representative and the discount at which such books are sold.

Intellectual Property Rights

     Todtri is the copyright holder to approximately 200 books it has originated, including all the text it commissioned on a work for hire basis. The artwork appearing in its publications is owned by various copyright holders and permission secured for reproduction purposes within the context of each book project.

Markets

     Todtri has penetrated a number of markets including trade retail, bargain retail, wholesale, museum shops, school and library, gift stores, price clubs, mass-market merchandisers, premium, display marketing and the Internet.

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Products and Competition

     Todtri predominantly publishes hard bound, full-color, illustrated books on a wide range of popular subjects, include fine arts, architecture, transportation, travel, natural history, crafts, gardening, health, cookery and children.

     In the United States there are thousands of book publishing companies. Most of these companies are relatively small to medium size, as is Todtri, and are privately owned, although the industry is dominated by a small number of very significant publishers with a global presence. Management believes Todtri can compete in the book publishing industry because the market itself is fragmented which offers ample opportunity to publishers that are creative and who have their own internal distribution service.

     Todtri publishes approximately 60 new titles each year in order to insure continued sales growth and provide its customers with exciting new product lines to complement its ever-popular subjects such as natural history, travel, the fine arts, and automobiles.

Suppliers and Customers

     Todtri has about 15 suppliers that supply it with inventory. We believe that Todtri would not be adversely affected by the loss of any particular supplier. Todtri has more than 3,000 customers and is therefore not dependent on any one account. No customer has accounted for more than 10% of the revenues in either of the last two years.

Employees

     Todtri has seven employees, including its two executive officers. Management believes its relationship with its employees is satisfactory.

Properties

     Todtri's lease for a 3,350 square feet of space in New York City has expired and Management is in the process of negotiations to renew the lease for seven years. This facility houses senior management, and administrative support staff. The space is sufficient for Todtri's current needs and for the foreseeable future.

Legal Proceedings

     Todtri is involved in a number of pending legal actions or threatened actions from various third parties for non-payments of amounts they claim are owed. The aggregate amount claimed by such third parties exceeds $700,000. In addition, certain vendors from Picture Perfect USA, Inc., a former subsidiary of Todtri, may assert claims against Todtri relating to Picture Perfect photography sales. These potential claims may approximate two million dollars.

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     For a discussion of Todtri's financing arrangements, see "Management's
Discussion and Analysis of Financial Condition and Results of Operations".

                                  RISK FACTORS

     Ownership of securities in Alpha following completion of the acquisition of Todtri involves a high degree of risk. Accordingly, in determining whether to support this transaction you should carefully consider, along with the other matters referred to herein, the following risk factors:

The book publishing industry has been weak in the past few years

     For the past several years there has been a decline in book sales overall throughout the publishing industry. In part this is cyclical based on overproduction by the large publishing houses but is also attributable to the overall slowdown with the large chain stores that experienced accelerated growth, like so many other industries, throughout the 1990's. During their expansion, purchases exceeded rate of sales in turn leading to larger than usual returns to their suppliers while the chains reassessed the size of the market place. Disposable income of the average consumer for leisure activities has tightened and other products, such as CDs (music), videos/DVDs (cinema), computer games have resulted in increased competition for book products. On a retail level, competition has become more intense as retailers desired to sell their goods at still cheaper prices and companies like Amazon.com caused additional pressure on independent retailers by attracting consumers to shop online. Other weaknesses include the increase of publishing costs combined with smaller print runs that in turn forced retail prices on many books to increase to levels that make the products less desirable to the consumer. This in turn caused financial hardship to many businesses and a number of those that were unable to recognize the downturn and adjust accordingly went out of business. The events of September 11, 2001 and the resulting economic downturn have further exacerbated market conditions.

Todtri needs cash to continue operations

     At September 30, 2001, Todtri had a working capital deficit in excess of $5.6 million. We require significant funds to satisfy our current obligations and to continue operations and no assurance can be given that such funds will be available to us on satisfactory terms or that any financing transaction will not result in significant dilution to the shareholders. If we do not obtain financing, we may be required to cease operations.

Todtri has historically lost money and may continue to lose money in the future

     For the year ended December 31, 2000, Todtri's audited statements reflect net income of approximate $1.7 million which included approximately $1.7 million representing the gain from the sale of Todtri's former subsidiary, Picture Perfect USA, Inc., to one of the Todtri's shareholders in 2000.

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     Todtri sustained bad debts exceeding $2.5 million during 1997 and 1998 when some of its principal customers went out of business. During this time period, Todtri entered into various security agreements with its principal manufacturer that caused additional pressure on Todtri, in turn contributing towards its drop in sales and subsequent losses. For years ended December 31, 1998 and December 31, 1999 Todtri had losses of $1,966,983 and $2,209,852 on net sales of $4,145,426 and $2,722,051 respectively. Although Todtri has been successful in lowering its operating expenses and increasing its gross profit margins there can be no assurance that it will be able to continue with its recovery progress with its liabilities of $9,268,525 as of December 31, 2000. Further details are available in Todtri's audited financial statements as of December 31, 2000.

Risks Concerning Book Products

     The ability for Todtri to market and sell its book products rests with its ability to procure inventory from its various suppliers. Since obtaining open credit is not possible from its creditors with its current balance sheet, Todtri is dependent upon letters of credit provided to it under a credit line extended by its current finance company. No assurance can be given that Todtri will be able to continue to secure such credit and its inability to secure such credit would adversely affect it.

We are dependent on the services of Robert Tod

     Todtri is substantially dependent on the services of Robert Tod. Todtri's business would be materially adversely affected in the event that Robert Tod ceased providing services to Todtri.

Management's Discussion and Analysis of Financial Condition and Results of Operations of Todtri

Liquidity and Capital Resources

     As of December 31, 2000, Todtri had negative working capital of $5,328,839 and as of September 30, 2001, had negative working capital of $5,653,526. Working capital decreased from December 31, 2000 to September 30, 2001 by $324,687. At September 30, 2001, liabilities exceeded assets by $6,904,235.

     Todtri entered into a factoring agreement in order to improve its cash position and to provide proceeds from account receivables to its secured creditor as well as to its finance company. The factor purchases Todtri's accounts receivables and provides a 70% advance. Half of the advance is remitted to Todtri's secured creditor and the other half to Todtri. On new inventory purchases, the factor provides a 70% advance of which 7% goes to Todtri's secured creditor and the balance goes to Todtri's finance company. Todtri does not receive any advance associated with new inventory accounts receivables. The factor permits the account receivables to age 90-100 days at its sole discretion before selling them back to Todtri by applying them to Todtri's reserve account. The reserve account is comprised of the 30% spread between the value of the purchased receivables and the 70% advance. The factor's charges are based upon a

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purchase price they pay when purchasing Todtri's account receivables and is calculated from the invoice date and based upon the date on which they actually receive payment from Todtri's customers. Invoices paid within 30 days are purchased at 97% of the amount of account receivables and the discount given to the factor is 3%. The purchase price decreases by 1%, and the discount to the factor increases by 1%, for every 10 days that payment is not received. For invoices paid after 90 days but within 100 days, the purchase price shall be 90% of the amount of account receivables and the discount to the factor shall be 10%. For invoices paid after 100 days, the purchase price shall be 85% of the amount of account receivables and the discount to the factor shall be 15%. The factor applies its charges to Todtri's reserve account and any funds left over are remitted to Todtri or held in reserve against possible returns or bad debts at the factor's sole discretion. The factor has a senior security interest in Todtri's accounts receivables and a subordinate, to Todtri's secured creditor, security interest in Todtri's chattel paper, inventory, equipment, instruments, investment property, general intangibles, documents, proceeds and products of the foregoing as its collateral. Todtri's shareholders also entered into a Performance Guaranty with the factor. The factor agreement was renewed August 15, 2001 for one year based on a minimum volume of $200,000 in quarterly accounts receivables. Any quarter that generates less than $200,000 is subject to the factor charging Todtri a shortfall fee which is the average interest charged, determined historically, over the amount that is less than the quarterly $200,000. Todtri can terminate the agreement at any time prior to its expiration date however it is subject to an early termination fee calculated at the same rate as the shortfall fee.

     The finance company has provided Todtri with a line of credit in the amount of $1.5 million and opens letters of credit to Todtri's suppliers for inventory purchases. The finance company charges Todtri 5% of the face value of the letter of credit fee at the time each is opened and charges Todtri 5% per month compounded interest for the outstanding principal. The finance company receives approximately 65% of the invoice value of Todtri's account receivables from the factor as is explained above. The finance company has a senior security interest in Todtri's new inventory and a subordinate, to Todtri's secured creditor, security interest in Todtri's chattel paper, equipment, instruments, investment property, general intangibles, documents, proceeds and products of the foregoing as its collateral. Todtri also entered into a supply agreement, and a promissory note with the finance company. There is no early prepayment penalty.

Results of Operations

     Nine Months Ended September 30, 2001 Compared with Nine Months Ended September 30, 2000:

                                      Sales

     For the nine months ended September 30, 2001, Todtri had a net income of approximately $80,063 compared to a gain of $44,680 for the corresponding period in the prior year. We believe that for the year ended December 31, 2001, we will have a loss. Sales for the nine months ended September 30, 2001 decreased 23.5% in comparison to the corresponding period in 2000. The decrease is primarily attributable to a reduction of Todtri's trade discount to customers that eliminated a number of customers who purchase inventory only at steep discounts, and lack of new titles that arrived in the 4th quarter.

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Gross Margin

     The gross profit margin for the first nine months ended September 30, 2001 increased 21.5% in comparison to the corresponding period in 2000. The increase is primarily attributable to lower costs of inventory, in comparison to the previous year, as well as an increase in the net invoice value of each book sold. Most books were sold at 55% trade discount off the suggested retail price during 2001 as opposed to 65% trade discount during 2000.

Selling, Distribution, General and Administrative Expenses

     Todtri's general and administrative expenses decreased 13% in 2001(12 month period) in comparison to 2000 (12 month period) which makes Todtri's breakeven position at $875,000, excluding selling, distribution, and interest charges. The general and administrative expenses include rent, payroll (excluding that of Robert Tod) , equipment leases, supplies and maintenance, electricity, telephone, travel and entertainment, promotions and catalog, advertising, shows and conventions, internet, auto, shipping and postage, office supplies, insurance, professional fees, bank charges, taxes, pension plan administration. Selling and Distribution expenses increased in 2001 by 19% in comparison to 2000 due to higher sales commission earned as Todtri's trade discounts decreased, and an increase in storage charges attributable to a larger number of units in Todtri's warehouse locations caused by deliveries of new inventory. Todtri's former subsidiary, Picture Perfect USA, Inc., shares office space with Todtri and is invoiced its proportionate share of overhead expenses and this is additional income to Todtri.

     Since selling and distribution costs are variable expenses, these will increase in proportion to Todtri's increase in sales and Management is confident of its ability to service these expenses from its cash flow going forward. It is necessary to reduce the high interest costs related to Todtri's current financing structure, which together with interest charged by Todtri's secured creditor amounts to 10% per month.

Pro Forma Summary Unaudited Financial Data of Todtri

     The following summary financial information is taken from the audited financial statements of Todtri for the year ended December 31, 2000 and from the unaudited financial statements of Todtri as of September 30, 2001.

                                         For year ended December 31, 2000
                                         --------------------------------

Total Assets                                 $2,284,227
Total Current Assets                         $1,876,633
Total Current Liabilities                    $7,205,472
Stockholders Equity                          $(6,984,298)
Revenues                                     $2,231,194
Net Income after taxes                       $1,707,413


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                                             As of September 30, 2001
                                             Pro Forma Unaudited
                                             -------------------

Total Assets                                 $2,197,573
Total Current Assets                         $1,387,525
Total Current Liabilities                    $7,060,666
Stockholders Equity                          $(6,917,130)
Revenues                                     $1,149,705
Net Income after taxes                       $67,168

     Upon consummation of the Acquisition, Alpha's current directors and officers will resign, and Todtri's management will become the new management of Alpha, to serve in such capacities until the next meeting of Alpha's stockholders (See (4), below).

(2) Increase in Authorized Shares

     Alpha's Board of Directors has unanimously approved an increase in Alpha's authorized shares of Common Stock from 10,000,000 shares, par value $.001 to 50,000,000 shares, par value $.001, and approved authorization of 10,000,000 Preferred Shares, par value $.01.

(3) Change of Corporate Name

     In connection with the consummation of the Acquisition, Alpha has agreed to change its corporate name to "TODTRI Book Publishers, Inc." which will more accurately describe the new business in which Alpha intends to become involved. Alpha's Board of Directors believes that, assuming that the Acquisition is consummated, changing Alpha's name is in the best interests of Alpha and its shareholders. Alpha's Board of Directors has unanimously approved the change of Alpha's name to TODTRI Book Publishers, Inc.

(4) Election of Directors

     In accordance with the Agreement, one of the purposes of the meeting is to elect two (2) Directors to hold office until the next Annual Meeting of Stockholders of Alpha, and until their successors are duly elected and qualified.

Nominees

     The nominees listed below are designees of Todtri, in accordance with the Agreement. In addition, the Agreement provides that Todtri has the right to select another person as a Director of Alpha. Such person has not yet been selected. If, at the time of the meeting, any of the nominees named are not available to serve as Directors, then substitute nominees designated by Todtri will be elected, or the Board may reduce the number of Directors as authorized under the By-Laws. The Board does not anticipate that any nominee will be unavailable to serve, if elected.

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     A summary of the business experience of the nominees for director of Alpha is as follows:

     Robert Tod, President. Mr. Tod has more than 20 years of industry experience in all aspects of book publishing, including editorial, production, finance, sales & marketing, as well as expertise in all fulfillment and customer service issues

     Yafit Tod, Vice President. Mrs. Tod has worked within Todtri Productions for the past 6 years in the capacity of Office Manager where she has responsibility for public relations and customer service functions.

Other Matters

No Solicitation of Votes

     Under Section 228 of the DGCL, in lieu of a meeting, shareholder action may be taken by written consent of a majority of the outstanding shares necessary to authorize the transaction. Four shareholders owning a total of 3,447,250 shares, or 90.7% of Alpha's 3,800,000 outstanding shares, have signed the Written Consent. Therefore, other than those four shareholders, no vote of any other shareholder of Alpha is required to authorize the corporate actions described in this Information Statement.

     The Board of Directors of Alpha also approved these changes, by unanimous consent dated January 10, 2002.

     Alpha is not required to solicit and is not soliciting votes or consents from any of its other shareholders.

Payment of Expenses

     The payment of expenses related to the preparation and filing of this Information Statement has been made by Alpha.

More Information

     This Information Statement is provided for information purposes only. We are not soliciting proxies in connection with the items described herein. You are not required to respond to this Notice.

     The accompanying Information Statement is for information purposes only. Please read the accompanying information statement carefully.

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     Alpha files annual, quarterly and special reports and proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information Alpha files at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549, or on the SEC's web site, http://www.sec.gov.

     You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of the filings of Alpha made with SEC directly from Alpha by requesting them in writing or by telephone at the address set forth earlier in this Information Statement.







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